Exhibit 99.1

ACUSPHERE COMPLETES ENROLLMENT IN FIRST
OF TWO PHASE 3 AI-700 CLINICAL TRIALS

Provides Update on AI-700 Clinical Program

Watertown, Mass.—(BUSINESS WIRE)—March 7, 2006 —Acusphere, Inc. (NASDAQ: ACUS) today announced that it has completed enrollment in its “32” trial, one of two Phase 3 clinical trials for the Company’s lead product candidate, AI-700. The Company has closed this trial and anticipates making a public announcement about the data from this trial before the end of the second quarter 2006. Based upon estimates and assumptions derived primarily from its previous clinical trials for AI-700, the Company believes that it has enrolled enough patients in both the “32” trial and the “33” trial to be able to achieve statistical significance in both of these trials. The Company believes that continuing to enroll patients in the 33 trial should increase the probability of success of this trial without delaying the NDA filing date. Therefore, the Company also said it plans to continue to enroll patients in its “33” trial through the end of the second quarter and anticipates making a public announcement about the data from this trial during the fourth quarter 2006. Completing the qualification of the Company’s commercial manufacturing facility is currently on the critical path to an NDA filing for AI-700 which is expected during the first half of 2007.

As previously announced in December 2005, the Company suspended enrollment in the 32 trial on the premise that enough patients had been enrolled to be able to achieve statistical significance in that trial. As a result, the required 90-day follow-up period on all patients enrolled is now nearly complete. The Company is working to ensure that the blinded reads are completed on all patients enrolled in this trial and that all data are properly collected. Prior to the Company having access to this data, an independent third-party clinical research organization (“CRO”) will conduct quality control checks to ensure that all of the required information has been input accurately and completely and then lock the data base. At that time the Company plans to unblind the data so that it is available to Acusphere for analysis. The Company anticipates making a public announcement regarding the trial results before the end of the second quarter 2006.

The patient follow-up period on the 33 trial is 30 days post enrollment, compared with the 90-day follow-up period for the 32 trial. This shorter follow-up period allows for some added flexibility in the timing of completion of the 33 trial, enabling the Company to continue enrollment in this trial through the end of the second quarter 2006 without delaying the NDA. Therefore, the Company plans to continue to enroll the 33 trial through the second quarter 2006 and anticipates making a public announcement regarding the trial results during the fourth quarter 2006.

“As we close the 32 trial, we are comforted by our internal assessment that the trial appears to have enrolled enough patients to be able to achieve statistical significance,” stated Sherri C. Oberg, President and CEO of Acusphere. “We very much look forward to reviewing data from this trial and we are excited about the potential for AI-700.”  Ms. Oberg added, “We believe that additional enrollment in the 33 trial should strengthen our position without delaying our NDA.”

Completing qualification of the Company’s commercial manufacturing facility is currently the critical path to an NDA filing for AI-700. The Company had previously announced that its timeline to complete this qualification and file the NDA by the end of 2006 would be very demanding. At the end of 2005, the Company completed construction of the facility. More recently, the Company has completed the start-up of equipment and utilities in the facility and anticipates beginning to produce batches of AI-700 in the second quarter 2006. Following such production, the Company will need to demonstrate that batches can be produced aseptically and that the batches have similar properties as batches of AI-700 being used in the Phase 3 clinical trials and then submit this data to the FDA. The Company has not experienced any significant setbacks in these qualification activities, but it is a complex, multi-functional process. The Company recently re-assessed the timeline as a whole and based on information currently available to it now expects to complete the qualification process and file its NDA for AI-700 during the first half of 2007.

The Company had previously announced that it would conduct a sample size re-estimation (SSRE) through an independent data monitoring board as a way to confirm the sample size for each trial. After further discussion with statistical and regulatory consultants during the first quarter 2006, the Company has decided not to do a SSRE and is instead relying on its statistical modeling and quantitative methods which the Company believes has advantages over the SSRE.

About Phase 3 Trials for AI-700

Acusphere’s Phase 3 trials for AI-700 are designed to demonstrate that stress echo with AI-700 is comparable to nuclear stress testing in the detection of coronary heart disease. In accordance with the design of these Phase 3 clinical trials, Acusphere is intentionally blinded to the efficacy data in the on-going trials. The number of patients estimated by the Company to be required in order to be able to achieve statistical significance in these trials is based upon a variety of assumptions, the majority of which were derived from the Company’s earlier clinical trials.

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology. Acusphere’s three initial product candidates are designed to address large unmet clinical needs within cardiology, oncology and asthma. These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that allows particles to be customized to address the delivery needs of a variety of drugs. Acusphere’s lead product candidate, AI-700, is a cardiovascular drug in Phase 3 clinical development. AI-700 is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary heart disease. An estimated 10.7 million procedures are done each year in the U.S. to detect coronary heart disease, the leading cause of death in the United States. For more information about Acusphere visit the Company’s web site at www.acusphere.com. “Acusphere” is a trademark of Acusphere, Inc.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release, including statements relating to having enough patients to be in a position to be able to achieve statistical significance in the Phase 3 clinical trials for AI-700, the results of statistical analysis and timing of the Phase 3 trials, the qualification of the Company’s manufacturing facility, the timing of data release for AI-700 and the timing of the AI-700 NDA (New Drug Application) filing in the United States, and the commercial prospects for AI-700 constitute forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding the ultimate outcome of Acusphere’s Phase 3 clinical trials for AI-700 and uncertainties regarding the number of patients required to complete the Phase 3 clinical trials, uncertainties regarding the cost, timing and ultimate success of the build-out of the Company’s commercial manufacturing facility, including qualifying such facility in accordance with applicable regulatory requirements, unproven markets, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events. For more information about Acusphere visit the Company’s web site at www.acusphere.com. “Acusphere” is a trademark of Acusphere, Inc.

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Contact:
John F. Thero	Investors:
Acusphere, Inc.	Tel: (617) 925-3444
Sr. Vice President and CFO	Email: IR@acusphere.com
(617) 648-8800	Media: (617) 648-8800
or
Stephen Schultz
Acusphere, Inc.
Director, Corporate Communications
(617) 648-8800